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Registration No. 333-

As filed with the Securities and Exchange Commission on March 22, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MANITOWOC COMPANY, INC.
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0448110 (I.R.S. Employer Identification No.)
2400 South 44th Street P.O. Box 66 Manitowoc, WI 54221-0066 (Address of Principal Executive Offices)	54221 (Zip Code)

THE MANITOWOC COMPANY, INC.
2003 INCENTIVE STOCK AND AWARDS PLAN
(Full title of the plan)

MAURICE D. JONES, ESQ. Vice President, General Counsel and Secretary The Manitowoc Company, Inc. 2400 South 44th Street P.O. Box 66 Manitowoc, WI 54221-0066	Copy to: FREDRICK G. LAUTZ, ESQ. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)
(920) 684-4410 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, par value $.01 per share (with attached Common Stock Purchase Rights)(1)	3,000,000	(3)	$87,150,000	$11,041.91

(1)
The value attributable to the Common Stock Purchase Right is reflected in the price of the Common Stock to which the right is attached.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also relates to such indeterminate number of additional shares of our Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(3)
Pursuant to Rule 457(c), estimated solely for the purpose of computing the registration fee, based upon $29.05 per share, which is the average of the high and low sales prices for The Manitowoc Company, Inc. Common Stock as reported on the New York Stock Exchange on March 18, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        We will send or give Plan participants the information specified in Part I of Form S-8 (Items 1 and 2) as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Manitowoc Company, Inc. (hereinafter "we" or the "Registrant") incorporates by reference the following documents, and any future filings we make pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold or that deregisters all securities then remaining unsold:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A dated August 5, 1996, and any further amendment or report updating that description.

  •
  The description of our common stock purchase rights contained in our Registration Statement on Form 8-A dated August 5, 1996, and any further amendment or report updating that description.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

        Not applicable. See filings listed in Item 3 above.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Officers and Directors.

        Pursuant to the Wisconsin Business Corporation Law and the Bylaws of the Registrant, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above. The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer may be entitled.

        Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

        The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

        The Registrant has entered into Indemnity Agreements with each of the members of the Registrant's Board of Directors and each executive officer of the Registrant. Pursuant to such Indemnity Agreements, the Registrant is required to indemnify each such person to the fullest extent permitted or required by the Wisconsin Business Corporation Law against any liability incurred by such person in any proceeding in which such person is a party because he or she is a director or executive officer of the Registrant.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on March 17, 2004.

THE MANITOWOC COMPANY, INC.
By:	/s/ TERRY D. GROWCOCK Terry D. Growcock Chairman and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry D. Growcock, Carl J. Laurino and Maurice D. Jones, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of March, 2004.

Signature	Title
/s/ TERRY D. GROWCOCK Terry D. Growcock	Chairman and Chief Executive Officer, Director (Principal Executive Officer of the Registrant)
/s/ TIMOTHY M. WOOD Timothy M. Wood	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer of the Registrant)
/s/ DEAN H. ANDERSON Dean H. Anderson	Director
/s/ VIRGIS W. COLBERT Virgis W. Colbert	Director
/s/ DANIEL W. DUVAL Daniel W. Duval	Director
/s/ KEITH D. NOSBUSCH Keith D. Nosbusch	Director
/s/ JAMES L. PACKARD James L. Packard	Director
/s/ GILBERT F. RANKIN, JR. Gilbert F. Rankin, Jr.	Director
/s/ ROBERT C. STIFT Robert C. Stift	Director
/s/ ROBERT S. THROOP Robert S. Throop	Director

THE MANITOWOC COMPANY, INC.
(the "Registrant")
(Commission File No. 1-11978)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein By Reference To	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of the Registrant, as last amended on May 26, 1998	Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No. 333-85938) filed April 10, 2002
4.2	Restated Bylaws of the Registrant, as amended through May 22, 1995	Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995
4.3	Rights Agreement dated August 5, 1996 between The Manitowoc Company, Inc. and First Chicago Trust Company of New York	Exhibit 4 to the Registrant's Current Report on Form 8-K filed on August 5, 1996
5.1	Opinion of Quarles & Brady LLP as to the legality of the securities to be issued		X
23.1	Consent of PricewaterhouseCoopers LLP		X
23.4	Consent of Quarles & Brady LLP		Contained in opinion filed as Exhibit 5.1
24.1	Powers of Attorney		Signatures page to this Registration Statement
99.1	The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan	Exhibit 10.7(c) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Officers and Directors.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT